THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services Act 1986 immediately.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED all your Brann
Shares or your Brann Options, please send this document and the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee. However, this document and the accompanying Form of Acceptance should not be forwarded or transmitted in or into the United States, Canada, Australia or the Republic of Ireland.

--------------------------------------------------------------------------------
                                  RECOMMENDED OFFER
                                          BY


                             SNYDER COMMUNICATIONS, INC.

                                         FOR


                                BRANN HOLDINGS LIMITED


--------------------------------------------------------------------------------

The Offer is not being made, directly or indirectly, and this document should not be sent, in or into the United States, Canada, Australia or the Republic of Ireland or by use of the mails of, or by any means of instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions, including, without limitation, the post, facsimile transmission, telex and telephone. The shares of Common Stock of Snyder offered to holders of shares of Brann Holdings Limited hereunder have not been registered under the U.S. Securities Act of 1933 and, may not be offered or sold in the United States or to U.S. persons in the absence of registration or an exemption from registration from such laws.

A letter from the Chairman of Brann containing the recommendation of the directors of Brann is set out on pages 5 to 7 of this document.

ACCEPTANCES SHOULD BE DISPATCHED AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED NO LATER THAN 3.00 PM ON 31 MARCH 1997. THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 14 TO 15 AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

THE PROVISIONS OF THE CITY CODE ON TAKEOVERS AND MERGERS DO NOT APPLY TO THE OFFER AND THIS DOCUMENT.

This document is issued by Snyder Communications, Inc. and its contents have been approved for the purposes of section 57 of the Financial Services Act 1986 by Merrill Lynch International Limited. Merrill Lynch International Limited, which is regulated by The Securities and Futures Authority Limited, is acting for Snyder in relation to the Offer and is not advising any other person. Accordingly, Merrill Lynch International will not be responsible to anyone other than Snyder for providing protections afforded to its customers or for providing advice in relation to the Offer or any other matter. Merrill Lynch International makes no representation or warranty as to the fairness of the Offer or as to the value of the shares of Common Stock of Snyder being offered by Snyder as consideration under the Offer.


--------------------------------------------------------------------------------

                                   DEFINITIONS

"BRANN" or "COMPANY"                         Brann Holdings Limited

"BRANN GROUP" or "GROUP"                     Brann and its subsidiary
                                             undertakings

"BRANN 'A' ORDINARY SHAREHOLDERS"            the holders of Brann 'A' Ordinary
                                             Shares

"BRANN OPTIONS"                              Options over Brann Ordinary Shares
                                             on the terms and conditions of the
                                             share option scheme for the
                                             management of the Group

"BRANN 'A' ORDINARY SHARES"                  the existing unconditionally issued
                                             or allotted and fully paid 'A'
                                             ordinary shares of(pound)1 each in
                                             Brann and any further such shares
                                             which are unconditionally issued
                                             and allotted before the date on
                                             which the Offer expires (or such
                                             earlier date as the Purchaser may
                                             decide)

"BRANN ORDINARY SHAREHOLDERS"                the holders of Brann Ordinary
                                             Shares

"BRANN ORDINARY SHARES"                      the existing unconditionally issued
                                             or allotted and fully paid ordinary
                                             shares of (pound)1 each in Brann
                                             and any further shares in the
                                             capital of Brann which are
                                             unconditionally issued and allotted
                                             before the end of the Offer Period

"BRANN PREFERENCE SHAREHOLDERS"              the holders of Brann Preference
                                             Shares

"BRANN PREFERENCE SHARES"                    the existing unconditionally issued
                                             or allotted and fully paid
                                             preference shares of(pound)0.90
                                             each in Brann and any further such
                                             shares which are unconditionally
                                             issued and allotted before the date
                                             on which the Offer expires (or such
                                             earlier date as the Purchaser may
                                             decide)

"BRANN SHARES"                               Brann Ordinary Shares, Brann 'A'
                                             Ordinary Shares and Brann
                                             Preference Shares

"BRANN SHAREHOLDERS"                         the holders of Brann Shares

"FORM OF ACCEPTANCE"                         the form of acceptance and
                                             authority relating to the Offer
                                             dispatched with this document

"OFFER" the Offer made by the Purchaser to Brann Ordinary Shareholders, Brann "A" Ordinary Shareholders, and Brann Preference Shareholders to acquire Brann Ordinary Shares, Brann "A" Ordinary Shares and Brann Preference Shares on the terms and subject to the conditions set out in this document and to Brann
                                             Optionholders to surrender Brann
                                             Options for Snyder Options.

"OFFER PERIOD"                               the period commencing on the date
                                             of this Offer and ending on the
                                             close of business on 31 March 1997

"OPTIONHOLDERS"                              the holders of Brann Options

"POOLING CONFIRMATION DATE"                  the date on which all requirements
                                             for "pooling" accounting treatment
                                             in the US for the acquisition of
                                             Brann by Snyder are met (expected
                                             to be no later than 30 May, 1997)

"PURCHASER" or "SNYDER"                      Snyder Communications, Inc.

"REGISTRATION PERIOD"                        the period commencing on the date
                                             of publication of financial results
                                             of the Company for the first full
                                             calendar month following the
                                             closing of the Offer (provided that
                                             the holders of Snyder Shares have
                                             complied with all of their
                                             undertakings relating to the
                                             characterisation of the acquisition
                                             as a "pooling of interests" under
                                             generally accepted accounting
                                             principles as applied in the United
                                             States) (the "POOLING DATE"), and
                                             ending at the earlier of (i) such
                                             time as no holder owns any Synder
                                             Shares or (ii) the Rule 144
                                             Eligibility Date.

"REGISTRATION RIGHTS AGREEMENT"              the Registration Rights Agreement
                                             between Snyder and holders of
                                             Snyder Shares.

"RULE 144 ELIGIBILITY DATE"                  the date on which all Snyder Shares
                                             issued by Snyder in the Offer may
                                             first be sold under Rule 144 of the
                                             Securities Act by the holders
                                             thereof within three months of such
                                             date within the volume limitations
                                             of Rule 144(e), assuming for this
                                             purpose that the average weekly
                                             trading volume in the four full
                                             weeks prior to such date will be
                                             the average weekly trading volume
                                             during the following three month
                                             period; and provided further,
                                             however, that for purposes of Rule
                                             144(d), the holding period
                                             applicable to the Snyder Shares
                                             issued by Snyder in the Offer shall
                                             be computed without regard to any
                                             transfers of such shares by any
                                             holder as permitted by the
                                             Registration Rights Agreement.

"SECURITIES ACT"                             the United States Securities Act of
                                             1933, as amended.

"SNYDER OPTIONS"                             options over unregistered shares of
                                             Snyder on the terms described
                                             herein, to be granted to certain
                                             holders of Brann Options

"SNYDER OPTION PLAN"                         the option plan of Snyder entitling
                                             option holders to receive
                                             registered shares of Snyder Common
                                             Stock

"SNYDER SHARES"                              unregistered shares of Common Stock
                                             of Snyder

"US" or "UNITED STATES"                      the United States of America, its
                                             territories and possessions, any
                                             state of the United States and
                                             District of Columbia

"$"                                          United States Dollars

"WIDER BRANN GROUP"                          Brann and any of its subsidiaries
                                             or subsidiary undertakings and any
                                             associated company and any company
                                             of which 20 per cent. or more of
                                             the voting capital is held by any
                                             member of the Brann Group and any
                                             partnership, joint venture, firm or
                                             company in which any member of
                                             Brann Group is or may be interested

"WIDER SNYDER GROUP"                         Snyder or any of its subsidiaries,
                                             or any partnership, joint venture,
                                             firm or company in which Snyder or
                                             any of its subsidiaries is
                                             interested

                                                             21 March 1997


To: Brann Ordinary Shareholders, Brann 'A' Ordinary Shareholders, Brann Preference Shareholders and to Brann Optionholders .


Dear Shareholder,

RECOMMENDED OFFER FOR BRANN HOLDINGS LIMITED

On 19 March 1997, the Board of Snyder announced a private offer to acquire all of the issued and to be issued ordinary share capital of Brann.

The purpose of this letter is to explain the background to the offer by Snyder for the entire share capital of Brann and the reasons why your board unanimously recommends you accept it.

THE OFFER FOR THE ORDINARY SHARES AND 'A' ORDINARY SHARES

The formal Offer to Ordinary Shareholders and 'A' Ordinary Shareholders is set out in the letter from the Purchaser on pages 8 to 15 of this document. The Offer is:

     FOR EVERY 250 BRANN ORDINARY SHARES                  1,526 SNYDER SHARES
     FOR EVERY 250 BRANN 'A' ORDINARY SHARES              2,054 SNYDER SHARES

and so in proportion for any other number of Brann shares held, except that fractions of Snyder Shares will be rounded down to the nearest whole Snyder Share and any fractional entitlements ignored. Based on the average closing price for a Snyder share of US$26.575 on the New York Stock Exchange for the five business days ending on and including 19 March 1997, the Offer would value the fully diluted issued ordinary share capital of Brann at approximately (pounds)48.4 million (using an exchange rate of US$1.60 as at 19.3.97).

As at 20 March 1997, the latest practicable date before the dispatch of this document, the value of a Snyder share was $26.750.

THE OFFER FOR THE BRANN PREFERENCE SHARES

The terms of the Offer to Brann Preference Shareholders is the payment of (pounds)1.0178 per Brann Preference Share, in cash, to include all accrued preference dividends.

THE OFFER TO OPTIONHOLDERS

The formal Offer to Optionholders is set out in the letter from the Purchaser on pages 8 to 15 of this document.

The terms of the Offer are that any holder of Brann Options who does not exercise his Brann Options within the Offer Period will receive Snyder Options in consideration for the surrender of his Brann Options. The terms of the Snyder Options are specified in more detail in the letter from the Purchaser.

The Offer is:


FOR EVERY 250 BRANN SHARES UNDER OPTION      AN OPTION OVER 1,526 SNYDER SHARES


Optionholders are entitled to exercise their Brann Options on or before 31 March 1997. In order to do so, Optionholders must give written notice to the Board of their intention to exercise and must pay the subscription price for the Brann Shares being acquired. The Offer extends to any Brann Shares acquired by Optionholders in this manner.


Optionholders should note that by exercising their Brann Options they will trigger an income tax charge, as explained in paragraph 13(b) of the Purchaser's letter, and also will be responsible for immediate payment of the exercise price. However, they will not be able to freely dispose of their Snyder Shares until they have been registered according to the Registration Rights Agreement, the terms of which are summarised in Part D of Appendix 1 to this document.


Optionholders should note, therefore, that by choosing instead to accept the Offer to Optionholders they will defer any such income tax charge and financing costs until they can exercise their new Snyder Options, by which time the Snyder Shares acquired may be tradeable.


BACKGROUND TO AND REASONS FOR ACCEPTING THE OFFER


Snyder is a fast growing, innovative and ambitious US company which is rapidly building a reputation for delivering outsourced marketing services to US Fortune 500 companies. Like Brann, their focus is on targeted solutions that improve their clients' market share.


The two companies share a view of the services and processes that will be required and our key skills and techniques are fascinatingly complementary. Brann is particularly strong in the area of customer retention and development. Snyder has a range of powerful techniques in the customer acquisition area. Our strong feeling is that this is an ideal partnership. We both have much to offer to each other, and much to learn.


MANAGEMENT AND EMPLOYEES


Snyder has given assurances to the board of Brann that the existing rights of Brann employees will be safeguarded. The Purchaser will make appropriate proposals for the directors and management of Brann to participate in Snyder Options consistent with the Snyder Option Plan.


ACTION TO BE TAKEN


The procedure for acceptance of the Offer is set out on pages 14 to 15 of this document and in the accompanying Form of Acceptance. To accept the Offer you must complete the Form of Acceptance in accordance with the instructions printed thereon and return it by post or by hand, to Mr I Robb of Brann Holdings Limited at Phoenix Way, Cirencester, Gloucestershire, GL7 1RY as soon as possible, but in any event so as to be received no later than 3.00 pm on 31 March 1997.


Your attention is drawn to the letter from the Purchaser on pages 8 to 16 of this document.

IRREVOCABLE UNDERTAKINGS


Irrevocable undertakings to accept the Offer have been received by directors and senior managers of Brann in respect of their holdings totaling 233,800 Brann Ordinary Shares and 133,000 Brann 'A' Ordinary Shares, approximately 97 per cent of the Ordinary and "A" Ordinary share capital of Brann (on a fully diluted basis).


RECOMMENDATION


For the reasons set out above, your board considers that the Offer is in the best interests of Brann and its shareholders. Your board considers the terms and conditions of the Offer to be fair and reasonable and, accordingly, your directors unanimously recommend that you accept the Offer as they have done in respect of their own shares representing in approximately 25 per cent of the Ordinary and "A" Ordinary share capital of Brann.


Yours sincerely


/s/CJ Gater
_______________________

FOR AND ON BEHALF OF
BRANN HOLDINGS LIMITED

SNYDER COMMUNICATIONS, INC

                                                         Two Democracy Centre
                                                         6903 Rockledge Drive
                                                         Bethesda, MD 20817 USA

                                                                21 March 1997


To Brann Ordinary Shareholders, Brann 'A' Ordinary Shareholders, Brann Preference Shareholders and to Brann Optionholders.


Dear Sir or Madam,

RECOMMENDED OFFER FOR BRANN HOLDINGS LIMITED

On 19 March 1997, the Board of Snyder announced the terms of a private offer to acquire all of the issued and to be issued ordinary share capital of Brann.

1  INTRODUCTION

This letter sets out the terms of a recommended offer to be made by Snyder to acquire Brann.

Your attention is drawn to the letter from Mr C Gater on pages 5 to 7 of this document, from which you will see that the directors of Brann consider the terms and conditions of the Offer to be fair and reasonable and unanimously recommend that you accept the Offer.

2  THE RECOMMENDED OFFER FOR THE ORDINARY SHARES AND 'A' ORDINARY SHARES

We hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the Brann Ordinary Shares and 'A' Ordinary Shares in issue and to be issued on the following basis:

     for every 250 Brann Ordinary Shares         1,526 Snyder Shares
     for every 250 Brann 'A' Ordinary Shares     2,054 Snyder Shares

and so in proportion for any other number of Brann Shares, except that fractions will be rounded down to the nearest whole Snyder Share and any fractional entitlements ignored. The Snyder Shares issued pursuant to the Offer will be issued credited as fully paid and will rank pari passu in all respects with the issued and outstanding Snyder Common Stock. Based on the average closing price for a Snyder share of US$26.575 on the New York Stock Exchange for the five business days ending on, and including, 19 March 1997, the Offer would value the fully diluted issued ordinary share capital of Brann at approximately (pounds)48.4 million (using an exchange rate of US$1.6 to (pounds)1).

Brann Shareholders have irrevocably undertaken to accept the Offer in respect of their holding totalling 233,800 Brann Ordinary Shares and 133,000 Brann 'A' Ordinary Shares, representing in approximately 97 per cent. of Brann (on a fully diluted basis).

Acceptances of the Offer should be dispatched as soon as possible, and in any event so as to be received no later than 3.00 pm on 31 March 1997. Your attention is drawn to paragraph 14 of this letter, which sets out the procedure for acceptance of the Offer, and to the conditions and further terms of the Offer set out in the Appendix to this document and in the Form of Acceptance.

The Brann Shares are to be acquired fully paid and free from all liens, equities, charges and encumbrances and other interests and together with all rights attaching to them, including without limitation, the right to receive and retain in full all dividends and other distributions declared, made or paid on or after 21 March 1997.

3      THE RECOMMENDED OFFER TO BRANN PREFERENCE SHARES

We hereby offer to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all the Brann Preference Shares at a rate of (pound)1.0178 (inclusive of the preference dividend accrued at the date of this offer) per share in cash.


4      THE RECOMMENDED OFFER FOR BRANN OPTIONHOLDERS

We hereby offer to grant Snyder Options to Optionholders who do not exercise their Brann Options during the Offer Period, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance. The Snyder Options will be granted in consideration for the surrender by Optionholders of their Brann Options on the following basis.


FOR EVERY 250 BRANN SHARES UNDER OPTION         AN OPTION OVER 1,526 SHARES OF
                                                OF SNYDER COMMON STOCK

Snyder options will be exercisable over a seven year period from the date of grant at the current sterling exercise price of the Brann Options. The Snyder shares into which the Snyder Options convert will be unregistered Common Stock of Snyder. The holders of those unregistered shares will be entitled to the same registration rights as accepting holders of Brann Ordinary Shares and Brann "A" Ordinary Shares who receive Snyder shares. In common with other Brann employees, holders of Brann Options will also receive appropriate proposals for participation in the Snyder Option Plan.

Optionholders are referred to paragraph 13 of this letter dealing with the tax implications of the various choices available to them.

5 REGISTRATION RIGHTS

The Snyder Shares being issued to accepting shareholders as consideration shares and on exercise of Snyder Options will be unregistered shares. By accepting the Offer, you will become a party to a registration rights agreement with Snyder which will give you certain registration rights in respect of the Snyder Shares you receive. Under that agreement, a prescribed number of holders will have the right to demand registration of 50% of the Snyder Shares issued as consideration for the Offer upon the commencement of the Registration Period (as defined in the Registration Rights Agreement) and will have the right to demand registration of any or all of the Snyder Shares issued as consideration for the Offer on the first anniversary of the commencement of the Registration Period.

Certain selling restrictions and the terms of the Registration Rights Agreement are described in Parts D and E of the Appendix to this document.

6      INFORMATION ON SNYDER

Snyder is a rapidly growing provider of innovative and high value-added outsourced marketing services. Snyder designs and implements marketing programs for its clients utilising a range of complimentary marketing resources, including field sales, teleservices, WallBoards and product sampling. Snyder's clients are primarily US Fortune 500 companies with large annual marketing expenditures facing significant competitive pressures to retain or expand market share. Based on 1996 revenues, the ten largest clients of the Company, listed alphabetically, were A T & T Communications, Inc. ("A T & T"), Gerber Products Company, Hoechst Marion Roussel, Kellogg U.S.A., Inc., Kraft Foods, Inc., M C I Telecommunications Corporation ("MCI"), The Prudential Insurance Company of America, the Quaker Oats Company, Reckitt & Coleman, Inc., and Ross/Abbott Labs. In January 1997 the Company acquired MMD, Inc., ("MMD") in a merger transaction in which MMD became a wholly owned subsidiary of the Company. If MMD had been a wholly owned subsidiary of the Company in 1996, the ten biggest clients of the Company, listed alphabetically, would have been A T & T, Bayer Corporation, Bristol Myers Squibb, Gerber Products Company, ICN Pharmaceuticals, Inc., Kellogg U.S.A., Inc., MCI, Novartis Consumer Health, Inc., Warner Wellcome Consumer Health, and Wyeth-Ayerst.

Snyder enhances the value of its outsourced marketing services by identifying and targeting high value market segments, in addition to general markets, in order to increase market share for its clients. For example, Snyder's field sales representatives and teleservices associates have the capability to market services in 16 foreign languages, in addition to English, to reach both residential and business customers in multi-cultural markets, as well as general markets. Snyder seeks to identify and access market segments with high growth characteristics.

As of 31 January 1997, Snyder employed approximately 2,500 field sales representatives operating out of 51 offices in 17 states, and 530 teleservices associates providing services from 589 call stations. As of that date, Snyder had 12 different WallBoard programs at over 25,000 sites.

Snyder's principal executive office is located at Two Democracy Center, 6902 Rockledge Drive, Fifteenth Floor, Bethesda, Maryland 20817, USA.

7      SNYDER FINANCIAL INFORMATION

The following table sets forth selected financial data as of and for each of the three years ended 31 December 1996. The table also sets forth pro unaudited forma income statement data for each of the three years ended 31 December 1996, which give pro forma effect to US Federal and state income taxes as if all operations of the Company were subject to such taxes for all periods presented. The financial information set out in this paragraph 7 has been extracted from the audited Consolidated Financial Statements of Snyder.


                         FOR THE YEAR ENDED 31 DECEMBER


INCOME STATEMENT DATA      1994                      1995                      1996
                           ($1,000)                  ($1,000)                  ($1,000)

Revenues                   $11,740                   $42,892                   $82,840
Income before              1,390                     3,433                     8,912
extraordinary item
Extraordinary item                                                             (1.215)
Net income                 $1,390                    $3,433                    $6,977


Pro forma provision for    583                       1,261                     3,719
income taxes
Pro forma income before    892                       1,927                     5,684
extraordinary item
Pro forma net income       $892                      $1,927                    $4,469
Pro forma income before    $0.03                     $0.07                     $0.18
extraordinary item per
share
Pro forma net income per   $0.03                     $0.07                     $0.15
share
Number of Shares used in   29,458                    29,458                    30,750
computing pro forma per
share amounts


                                AS OF 31 DECEMBER


BALANCE SHEET DATA         1994                      1995                      1996
                           ($1,000)                  ($1,000)                  ($1,000)
Total assets               $3,673                    $13,027                   $66,116
Long-term debt             2,057                     5,460                     1,602
Equity (deficit)           (1,866)                   (1,050)                   46,937

A copy of Snyder' initial public offering prospectus dated 24 September 1996 (THE "IPO PROSPECTUS") and copies of all subsequent US Securities and Exchange Commission and other public filings are available for display at the registered office of Brann.
                                       11

8      INFORMATION ON SNYDER COMMON STOCK

Snyder Shares were listed on the New York Stock Exchange in the USA in an initial public offering on 25 September 1996 (the "IPO DATE") at an issue price of $17.00. As disclosed in the IPO Prospectus, the amount of Snyder Shares beneficially held by the directors of Snyder, the director nominees and executive officers as a group immediately following the initial public offering was assumed to be approximately 72.4 per cent.

The closing price of a Snyder Share on the first dealing day in each month since the IPO date until and including 19 March 1997 (the latest practicable date prior to the publication of this document) is indicated in the table below:


DATE                                                 PRICE IN $
1 October, 1996                                      19.750
1 November, 1996                                     20.000
2 December, 1996                                     24.750
2 January, 1997                                      27.000
3 February, 1997                                     29.375
3 March, 1997                                        26.750
19 March, 1997                                       26.625


Holders of Snyder Common Stock ("HOLDERS") whether registered or unregistered are entitled to one vote per share for each share held of records on all matters submitted to a vote of the stockholders. Holders are entitled to receive ratably such dividends as may be declared by the Board of Directors on the Common Stock out of funds legally available therefor. The Holders have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and are not subject to future calls or assessments by the Company.


9 SNYDER DIVIDEND POLICY

Snyder currently intends to retain future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future. Payment of any future dividends will depend upon the future earnings and capital requirements of Snyder and other factors which the Snyder Board of Directors considers appropriate.

10     REASONS FOR THE OFFER

Snyder is a fast growing, innovative provider of outsourced targeted marketing to those companies which rank in the US Fortune 500. Snyder's strategy entails providing the Fortune 500 with fully integrated, turn-key solutions to their marketing needs. Historically, Snyder's strength has been focused on customer acquisition on behalf of its clients.

Similarly, Brann is a fast growing, innovative provider of targeted marketing services for the Fortune 500. Brann's strategy of fully integrated services perfectly compliments Snyders. Somewhat different from Snyder, however, Brann's historic strength has focused on customer retention and development.

The combination of Brann with Snyder offers a unique opportunity to marry similar philosophies and complimentary skill sets. At the same time, Snyder intends to put its
                                       12
considerable financial resources behind Brann to facilitate its expansion within the UK and Continental Europe. The acquisition by Snyder of Brann will provide a platform for such expansion.

11     ACQUISITION OF AMERICAN LIST

On 19 March 1997, Snyder announced that its wholly-owned subsidiary, Snyder Z Acquisition, Inc. ("SNYDER ACQUISITION") had signed an Agreement and Plan of Merger dated March 18, 1997 (the "Agreement") with American List Corporation ("AMERICAN LIST") pursuant to which Snyder Acquisition will acquire American List. Under the terms of the Agreement Snyder will exchange one Snyder share for each of American List's 4.5 million shares outstanding if the average trading price of Snyder before the effective date of merger (based on the Snyder price on the New York Stock Exchange during the 20 trading days ending on the third trading day prior to the effective date (is at least $32) valuing the transaction at approximately $125 million). If the price of Snyder stock is below $32 the exchange ratio will increase in accordance with an agreed formula. The acquisition of American List is subject to customary closing conditions including the report of the Federal Trade Commission approval and the approval of the holders of common stock of American List.

12    DIRECTORS, MANAGEMENT AND EMPLOYEES

Your directors will continue with Brann in their current positions after the Offer has become unconditional. Snyder has given assurances to the board of Brann that the existing employment rights, including pension rights, of all directors, management and employees of Brann will be fully safeguarded.

13     UNITED KINGDOM TAXATION

The comments set out below are intended as a general guide only to the position under current UK law and Inland Revenue practice. They summarise certain aspects of the UK taxation treatment of acceptance of the Offer. Paragraph (a) below relates to the position of Brann Ordinary and 'A' Ordinary Shareholders who hold their shares beneficially as investments, and not for the purpose of a trade, and who are resident or ordinarily resident in the UK for tax purposes. Paragraph (b) below relates to the position of Optionholders.

(A) TAXATION ON CHARGEABLE GAINS ON BRANN SHARES

Liability to UK taxation in respect of chargeable gains arising on the acceptance of the Offer by Brann Ordinary and 'A' Ordinary Shareholders, if the Offer becomes wholly unconditional, will depend upon the individual circumstances of that Brann Shareholder.

(A)      General position

         A Brann Shareholder who, together with persons connected with him (for example, his spouse), does not hold more than five per cent. of Brann Ordinary and 'A' Ordinary Shares should not be treated as making a disposal for the purposes of UK taxation on chargeable gains to the extent that he receives Snyder Common Stock in exchange for his Brann Shares under the Offer. To the extent that a Brann Shareholder receives Snyder Common Stock under the Offer any gain or loss which would otherwise have arisen on a disposal of his Brann Shares will be "rolled over" into the Snyder Common Stock and the Snyder Common Stock will be treated as the same asset as his Brann Shares acquired at the same time and for the same price as his Brann Shares.

 (B)     Five per cent. shareholders

         A Brann Shareholder who, either alone or together with persons connected with him, holds five per cent. or more of, or of any class of, shares in Brann is advised that if the Inland Revenue accept that the exchange is effected for bona fide commercial reasons and does not form part of a scheme or arrangement to avoid tax, such Brann Shareholder will be treated in the manner described in the preceding paragraphs. If the Inland Revenue does not so accept, the Brann Shareholder may be taxed as if he had received cash (i.e. the disposal would be treated as such for the purposes of UK taxation of chargeable gains and might therefore, depending on the Brann Shareholder's relevant circumstances, give rise to a liability to UK taxation on chargeable gains).

         No application for clearance will be made to the Board of the Inland Revenue pursuant to section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer owing to the short time scale involved.

(C)      Disposals

         A subsequent disposal of all or any of the Snyder Common Stock, may, depending on individual circumstances, give rise to a liability to UK taxation on chargeable gains.

(B)      TAXATION OF BRANN OPTIONS

If an Optionholder exercises his Brann Option he will have to declare in his tax return and, by 31 January 1998, pay income tax at his marginal tax rate on the difference between the exercise price and the market value of the Brann Shares acquired. For capital gains tax purposes that market value will be his tax base cost for the Brann Shares acquired, after taking account of incidental expenses and indexation relief.

No immediate tax liability will arise for Optionholders who choose to accept the Offer and surrender their Brann Options in consideration for the grant of Snyder Options. However, a small national insurance liability will arise for Optionholders who currently earn less than the current upper earnings limit for UK national insurance purposes ((pound)23,660).

If an Optionholder subsequently exercises his new Snyder Option, the tax treatment will be the same as if he had exercised his existing Brann Option (see above) except that the income tax will be deducted at source through the PAYE system. Arrangements will be made to make this deduction in the tax month in which the date of exercise falls.

As noted in paragraph 9 above, Snyder does not currently pay dividends. It should be noted however that if Snyder were to pay dividends in future, accepting Brann Shareholders would be subject to US taxation laws which currently charge a higher marginal rate of tax on such dividends than is currently charged on dividends payable by Brann.

ANY BRANN SHAREHOLDER OR BRANN OPTIONHOLDER WHO IS IN ANY DOUBT ABOUT HIS OR HER OWN TAX POSITION OR WHO IS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK IS STRONGLY RECOMMENDED TO CONSULT HIS OR HER INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

14   PROCEDURE FOR ACCEPTANCE OF THE OFFER

THIS PARAGRAPH SHOULD BE READ TOGETHER WITH THE NOTES ON THE FORM OF ACCEPTANCE

(A) TO ACCEPT THE OFFER

To accept the Offer you should complete Boxes 1 and 3 and sign Box 2 of the Form of Acceptance in accordance with the instructions printed on it.

(B)  RETURN OF FORM OF ACCEPTANCE

TO ACCEPT THE OFFER THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED. The completed Form of Acceptance, together with your share certificate(s) for your Brann Shares and/or other documents(s) of title, SHOULD BE RETURNED BY POST OR BY HAND TO MR I ROBB OF BRANN HOLDINGS LIMITED AT PHOENIX WAY, CIRENCESTER, GLOUCESTERSHIRE, GL7 1RY IN EACH CASE AS SOON AS POSSIBLE BUT IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3.00 PM ON 31 MARCH 1997. A reply-paid envelope is enclosed for your convenience and may be used by Brann Shareholders and Brann Optionholders for returning Forms of Acceptance within the UK. No acknowledgment of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

(C)  SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

If your share certificate(s) and/or other document(s) of title in respect of Brann Shares is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and RETURNED AS STATED ABOVE SO AS TO ARRIVE NOT LATER THAN 3.00 PM ON 31 MARCH 1997 together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or documents(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. No acknowledgment of receipt of documents will be given. In the case of loss, you should write as soon as possible to Brann's Company Secretary at Brann for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Mr I Robb as set out in paragraph (b) above.

(D) VALIDITY OF ACCEPTANCES

The Purchaser reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to the Purchaser have been received.

If you are in any doubt as to the procedure for acceptance, please contact Mr I Robb, (telephone number 01285 644744) at Brann Holdings Limited, Phoenix Way, Cirencester, Gloucestershire, GL7 1RY.

15   SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Brann Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, on such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within two days of such receipt, by the dispatch of definitive stock certificates for the appropriate number of Snyder Common Stock to validly accepting Brann Shareholders or their appointed agents and electronic transfers for same day value of the cash consideration to validly accepting Brann Preference Shareholders.

If the Offer does not become unconditional in all respects or lapses, share certificates and/or other documents of title will be returned by post, within 14 days of the Offer being withdrawn, or lapsing, to the person or agent whose name and address is set out in Box 7 on the relevant Form of Acceptance or, if none is set out, to the first-named holder at his registered address.

All communications, notices, certificates, documents of title, and remittances to be delivered by or sent to or from Brann Shareholders (or their designated agent(s)) will, other than the cash consideration for the Brann Preference Shares, be delivered by or sent to or from them (or their designated agent(s)) at their risk.

16 FURTHER INFORMATION

Your attention is drawn to the further information in the Appendix, which forms part of this document.



Yours faithfully,

A Clayton Perfall /s/A Clayton Perfall

for and on behalf of
SNYDER COMMUNICATIONS, INC.

                                    APPENDIX

                    CONDITIONS AND FURTHER TERMS OF THE OFFER
PART A: CONDITIONS OF THE OFFER

The Offer will be subject to the following conditions:

  (a) valid acceptances being received (and not, where permitted, withdrawn) by 3.00 pm on 31 March 1997 in respect of not less than 90 per cent. of the Brann Shares to which the Offer relates, and for this purpose;

         (i) the expression "Brann Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985; and

         (ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon issue;

(b) the adoption of new Articles of Association of the Company (containing no pre-emption rights on the transfer of shares) pursuant to a Special Resolution validly passed at an Extraordinary General Meeting of the Company;

(h) except as disclosed to Snyder prior to the date hereof, no member of the wider Brann Group having, since 17 March 1997:

         (i) issued or agreed to issue or authorized or proposed the issue of additional shares of any class, or securities convertible into or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Brann and wholly-owned subsidiaries of Brann and for any Brann Shares allotted upon exercise of options granted under the Brann Share Option Schemes) or redeemed, purchased or reduced any part of its share capital;

         (ii) declared, paid, made or proposed to declare, pay or make any bonus in respect of shares, dividends or either distribution other than to other members of the wider Brann Group or accrued dividends pursuant to the Company's Articles of Association;

         (iii) authorised or proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares (other than in the ordinary course of trading or as between members of Brann Group);

         (iv) authorised or proposed or announced its intention to propose any material change in its share or loan capital save for any Brann Shares allotted upon exercise of options granted under the Brann Share Option Scheme;

         (v) issued or authorised or proposed the issue of any debentures or to an extent which is material in the context of Brann Group taken as a whole, incurred or increased any indebtedness (other than fluctuations in existing overdraft facilities) or become subject to any contingent liability;

         (vi) disposed of or transferred, mortgaged or encumbered any asset or any right, title, or interest in any asset in a manner which is material in the context of Brann Group taken as a whole;

         (vii) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or involves or could involve an obligation of a nature of magnitude, in either case which is material in the context of the Brann Group taken as a whole, other than in the ordinary course of business or as disclosed to the Purchaser in writing prior to the date hereof;

         (viii) authorised or proposed or announced its intention to enter into any reconstruction, amalgamation, transaction or arrangement (otherwise that in the ordinary course of business) which is material in the context of Brann Group taken as a whole;

         (ix) authorised or proposed or announced its intention to take any corporate action, or had any order made, for its winding-up, dissolution or reorganisation for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues;

         (x) entered into any agreement which consents to the restriction to a material extentof the scope of the business of the wider Brann Group or the wider Snyder Group;

         (xi) waived or compromised any material claim which is material in the context of Brann Group taken as a whole;

         (xii) entered into or varied the terms of any service agreement with any of the directors of Brann other than as disclosed to the Purchaser in writing prior to the date hereof; or

         (xiii) entered into any agreement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph (c);

The Purchaser reserves the right to waive, in whole or in part, all or any of the conditions referred to above. The Purchaser shall be under no obligation to waive or treat as satisfied any of the above conditions by a date earlier than the latest date specified below for the satisfaction thereof, notwithstanding that other conditions of the Offer have been waived or fulfilled and there are at such earlier date no circumstances to indicate that any such conditions may not be capable of fulfillment.

PART B: FURTHER TERMS OF THE OFFER

The following further terms apply to the Offer. Except where the context otherwise requires, any reference in Parts B or C of this Appendix I and in the Form of Acceptance:

         (i) to the "Offer", shall include any revision, variation or renewal thereof or extension thereto;

         (ii) to the "Offer becoming effective" and to the "offer becoming unconditional in all respects", means the conditions to the Offer becoming or being declared satisfied or waived;

         (iii) to "acceptances of the Offer", shall include deemed acceptances of the Offer; and

         (iv) to the Offer Document, shall mean this document and any other document containing the Offer.

1.       ACCEPTANCE PERIOD

(a) The Offer will be open for acceptance until 3.00 pm on 31 March 1997, or such later time as the Purchaser may determine, being not later than 5 April, 1997.

(b)      Acceptances shall be irrevocable.

2.   GENERAL

     (a) The Offer will lapse unless all the conditions have been fulfilled or waived or, where appropriate, have been determined by the Purchaser in its reasonable opinion to be or remain satisfied by 31 March 1997. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and the Purchaser and Brann Shareholders shall cease to be bound by prior acceptances.

     (b) Save as may otherwise be agreed, settlement of the consideration to which any Brann Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which the Purchaser may otherwise be, or claim to be, entitled as against such Brann Shareholder and will be posted not later than 14 days after the date on which the Offer becomes effective or 14 days after receipt of a valid and complete acceptance, whichever is the later.

     (c) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document will have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

     (d) The Offer and all acceptances thereof or pursuant thereto and the relevant Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a Brann Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the rights of the Purchaser arising out of or in connection with the Offer and the Form of Acceptance.

     (e) Any omission to dispatch this document or the Form of Acceptance or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way. The Offer extends to all Brann Shareholders to whom this document, the Form of Acceptance and any related documents may not be dispatched, and such persons may collect copies of those documents from Mr I Robb at Brann Holdings Limited, Phoenix Way, Cirencester, Gloucestershire, GL7 1RY.

     (f) Without prejudice to any other provision in this Part B of this Appendix, the Purchaser reserves the right to treat acceptances of the Offer as valid if received by or on behalf of it at any place or places determined by it otherwise than as set out herein or in the Form of Acceptance.

     (g) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Brann Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with section 4 of the Powers of Attorney Act 1971) for a period of one month from the Offer.

     (h) No acknowledgment of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Brann Shareholders (or their designated agent(s)) will be delivered by or sent to or from such Brann Shareholders (or their designated agent(s)) at their risks other than the Preference Share consideration.

     (i) If the Offer does not become effective the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by post within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address outside the United States, Canada, Australia or the Republic of Ireland is set out in the relevant Box on the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address outside the United States, Canada, Australia or the Republic of Ireland. No such documents will be sent to an address in the United States, Canada, Australia or the Republic of Ireland.

     (j) The Offer described in this document was made on 19 March 1997 and is capable of acceptance from and after that time. Copies of this document, the Form of Acceptance and any related documents are available from Mr I Robb at Brann Holdings Limited from that time.

     (k) If sufficient acceptances are received and/or sufficient Brann Shares arc otherwise acquired, the Purchaser intends to apply the provisions of Sections 428-430F of the Companies Act 1985 to acquire compulsorily any outstanding Brann Shares including any Brann Shares issued during the period in which the Offer remains open for acceptance.

     (l) The Purchaser reserves the right to notify any matter (including the making of the Offer) to all or any Brann Shareholder(s) with registered address(es) outside the UK or whom the Purchaser knows to be nominees for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive such notice, and all references in this document to notice in writing shall be construed accordingly.

     (m) Due completion of a Form of Acceptance will constitute an instruction to the Purchaser, on the Offer becoming unconditional in all respects, that all mandates and other instructions or notices recorded in Brann's records immediately prior to the Offer becoming so unconditional will, unless and until revoked or varied, continue in full force in relation to Snyder Common Stock allotted or issued to the relevant Brann Shareholders pursuant to the Offer.

     (n) All references in this Appendix to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

PART C: FORM OF ACCEPTANCE

Each Brann Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and received by 31 March 1997 or by or on behalf of the Purchaser irrevocably undertakes, represents, warrants and agrees to and with the Purchaser (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a) that the execution of a Form of Acceptance, whether or not any other Boxes are completed, shall constitute:

         (i) an acceptance of the Offer in respect of the relevant Brann Shareholder's entire holding of Brann Shares (or such lesser number as may have been inserted in Box 1 of the Form of Acceptance), provided that if no number, or a number which exceeds such shareholder's holding of Brann Shares is inserted in Box 1, the acceptance will be deemed to have been made in respect of that shareholder's entire holding of Brann Shares; and

         (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable the Purchaser to obtain the full benefit of this Part C and/or to perfect any of the authorities expressed to be given hereunder, on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that each such acceptance shall be irrevocable;

(b) that unless "Yes" has been inserted in Box 6 of the Form of Acceptance, such Brann Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from the United States, Canada, Australia or the Republic of Ireland and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, the post, facsimile transmission, telex and telephone) of interstate or foreign commerce or any facility of a national securities exchange of the United States, Canada, Australia or the Republic of Ireland; was outside the United States, Canada, Australia or the Republic of Ireland when the Form of Acceptance was delivered; and, in respect of the Brann Shares to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside the United States, Canada, Australia or the Republic of Ireland;

(c) that the Brann Shares in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto on or after 21 March 1997 including voting rights and the right to all dividends and other distributions declared, made or paid on or after that date;

(d) that the execution of the Form of Acceptance and such receipt will except to the extent that any document referred to in this paragraph is executed by a Brann Shareholder as principal, constitute, subject to the Offer becoming effective and to the person accepting the Offer not having validly withdrawn his acceptance, the irrevocable appointment of the Purchaser and its directors and agents as such shareholder's attorney and/or agent (the "attorney"), and an irrevocable instruction to the attorney with the authority to complete and execute all or any form(s) of transfer and to deliver such form(s) of transfer together with the share certificate(s) and/or other document(s) of title relating to such Brann Shares for registration within six months of the Offer becoming effective and to do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in the Purchaser or its nominee(s) the Brann Shares as aforesaid;

(e) that the execution of the Form of Acceptance and such receipt will constitute, subject to the Offer becoming unconditional in all respects and to the accepting Brann Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

         (i) to Brann or its agents to procure the registration of the transfer of the Brann Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to the Purchaser or as it may direct;

         (ii) subject to the provisions of paragraph 4 of Part C of this Appendix, to the Purchaser or its agents to procure the dispatch by post or by electronic transfer of the consideration to which he is entitled under the Offer together with any documents of title for any Snyder Common Stock to which the accepting Brann Shareholder becomes entitled pursuant to his acceptance of the Offer at the risk of such Brann Shareholder to the person whose name and address is set out in Box 7 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside the United States, Canada, Australia and the Republic of Ireland);


(f) that the Purchaser shall be entitled after the Offer becomes effective or if the Offer will become effective immediately upon the outcome of the resolution in question, to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Brann) attaching to any Brann Shares in respect of which the Offer has been accepted and not validly withdrawn, and the execution of the Form of Acceptance will constitute an authority to Brann from such shareholder to send any notice, circular, warrant or other document of communication which may be required to be sent to him as a member of Brann in respect of such shares to the Purchaser at its registered office, and an authority to the Purchaser or any person nominated by the Purchaser to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such Brann Shares appointing any person nominated by the Purchaser to attend general and separate class meetings of Brann and to exercise the votes attaching to such states on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer, and will also constitute the agreement of such shareholder not to exercise any such rights without the consent of the Purchaser and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend such general or separate class meeting;

(g) that he will deliver or procure the delivery, to Mr I Robb at Brann Holdings Limited his share certificate(s) and/or other document(s) of title in respect of the Brann Shares, in respect of which the Offer has been accepted and not validly withdrawn held by him or an indemnity acceptable to the Purchaser in lieu thereof, as soon as possible and in any event within six months of the Offer becoming effective;

(h) that he agrees to ratify each and every act or thing which may be done or effected by the Purchaser or any of its partners, directors or agents or Brann or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities hereunder;

(i) that he shall do all such acts and things as shall be necessary or expedient to vest in the Purchaser or its nominee(s) the Brann Shares aforesaid;

(j) that if any provision of Part A of this Appendix or this Part B shall be unenforceable or invalid or shall not operate so as to afford the Purchaser or any of its partners, directors or agents the benefit of the authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable the Purchaser and/or any of their respective partners, directors or agents to secure the full benefits of Part A of this Appendix I and this Part C;

(k) that the execution of the relevant Form of Acceptance will, except to the extent that any such document is executed by a Brann shareholder as principal, constitute the irrevocable appointment of each of the Purchaser and its partners, directors and agents as such shareholder's attorney and/or agent (the "ATTORNEY") to complete and execute the Registration Rights Agreement, details of which are set out in Part D below; and

(l)      that an execution of the Form of Acceptance takes effect as a deed.


PART D: US SELLING RESTRICTIONS

The Snyder Shares have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to a registration or in transactions exempt from the registration requirements of the Securities Act. Snyder will instruct its secretary not to register and transfer of Snyder Shares unless Snyder shall have received an opinion of counsel reasonably acceptable to it that foregoing legal requirements have been net.

PART E: SUMMARY OF REGISTRATION RIGHTS AGREEMENT

The Snyder Shares to be issued will not be registered under the Securities Act and therefore may not be offered or sold within the United States or to, or for the benefit of, certain persons resident in the United States, except pursuant to an effective registration under the Securities Act or in certain transactions exempt from the registration requirements of the Securities Act. By accepting the offer and receiving Snyder Shares you will become a party to the Registration Rights Agreement which will give you certain registration rights under the Securities Act with respect to your Snyder Shares. Subject to the provisions of the Registration Rights Agreement, at any time (i) during that portion of the Registration Period occurring between the Pooling Date and the first anniversary date thereof, holders of at least 20% of the Snyder Shares may require Snyder to register under the Securities Act up to 50% of the Snyder Shares owned by such holders and any other holders of Snyder Shares that may elect to be included in such registration and (ii) during that portion of the Registration Period occurring after the first anniversary of the Pooling Date, holders of at least 20% of the Snyder Shares may require Snyder to register under the Securities Act any or all of the Snyder Shares owned by such holders and any other holders that may elect to be included in such registration. Holders of Snyder Shares, in the aggregate, may only exercise the foregoing registration rights two times. In the event that Snyder Shares are to be registered, the selling holders shall furnish Snyder with all information required by the Securities Act to be furnished by sellers of securities for inclusion in such filings and such selling holders shall be obligated to indemnify Snyder for any material misstatements or omissions contained in such materials up to the amount of each holders net proceeds from the sale of the Snyder Shares. In connection with any registration of the Snyder Shares under the Securities Act, Snyder shall, at its expense, keep effective and maintain such registration for a period, not exceeding 120 days, as may be necessary for the selling holders, and their underwriters and selling agents to dispose of such shares.

Under the terms of the Registration Rights Agreement, any holder of registration rights with respect to Snyder Shares may transfer such rights only (i) to a spouse, sibling or issue or spouses of siblings or issue of such holder, (ii) to a trust or custodial account for the sole benefit of such holder or the spouse, siblings or issue of such holder, (iii) to a partnership, limited liability company or other entity, the majority and controlling equity owners of which are a shareholder or the spouse, siblings or issue of spouses or siblings or issue of such holder or any trust referred to in clause (ii) above; (iv) to the personal representative of the holder upon the death of such holder for the purposes of administration of such holders' estate or upon the incompetency of such holder for the purposes of the protection and management of such holders' assets, such personal representative may not transfer the Snyder Shares other than as permitted under the Registration Rights Agreement; (v) to a charitable foundation (subject to receipt by the holder of written approval from Snyder, such approval not to be unreasonably withheld) (vi) to Snyder or (vii) to the extent effected in accordance with the Securities Act or in a transaction exempt from the registration requirements of the Securities Act with respect to which Snyder has received an opinion of counsel reasonably acceptable to it.

No stockholders shall transfer, sell or otherwise dispose of or reduce its risk (as defined by the SEC's Financial Property Release No.1, ("Codification of Financial Reporting Policies") with respect to the Snyder shares until after such time as consolidated financial statements which reflect at least 30 days post-merger combined operations of Snyder and Brann have been published by Snyder.

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